Exhibit 99.1

For additional information contact:

John K. Stephens, Jr.

President and

Chief Executive Officer

(904) 998-5525

Atlantic coast Financial CORPORATION Announces

PROFIT FOR FOURTH QUARTER AND FULL YEAr 2014

Atlantic Coast BANK EXPECTS ITS SOLID LOAN GROWTH FOR 2014

TO CONTINUE IN THE COMING YEAR

JACKSONVILLE, Fla. (February 2, 2015) – Atlantic Coast Financial Corporation ("Atlantic Coast" or the "Company," NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported earnings per share of $0.03 and $0.09 for the fourth quarter and for the year ended December 31, 2014, respectively.

Commenting on the fourth quarter and the full year of 2014, John K. Stephens, Jr., President and Chief Executive Officer, said, "We are very pleased to have concluded 2014 with a solid performance in many key areas of our business. One of the most attractive signs of our stronger operational platform, following our successful recapitalization in December 2013, was the renewed expansion of our loan portfolio, which grew progressively throughout the year to end 2014 with an increase of 24%. This growth, together with an ongoing improvement in credit quality and a firming net interest margin, was integral to the Company's return to profitability in 2014, as Atlantic Coast reported earnings in each quarter. We believe these results and our success in meeting our operational and growth objectives demonstrate that Atlantic Coast remains firmly on a path to become the premier community bank in our market, an objective grounded by motivated and highly engaged employees, superior product offerings, and increased community involvement. With an attractive lending pipeline at year's end and other exciting opportunities for revenue growth ahead, we believe we are well positioned to extend into 2015 the success we have achieved during the past year."

Significant highlights of the fourth quarter of 2014 and the full year included:

•	Net income improved to $0.4 million or $0.03 per diluted share for the quarter ended December 31, 2014, from a net loss of $6.9 million or $1.05 per diluted share for the year-earlier quarter. Excluding a loss associated with a December 2013 bulk sale of a significant portion of the Company's non-performing assets, the adjusted net loss for the fourth quarter of 2013 was $0.8 million or $0.12 per diluted share (adjusted net loss and adjusted loss per diluted share are non-GAAP financial measures; see reconciliation of GAAP to non-GAAP financial measures at page 6 in this release).

•	Net income improved to $1.3 million or $0.09 per diluted share for the year ended December 31, 2014, versus a net loss of $11.4 million or $3.23 per diluted share for 2013. Excluding costs associated with a proposed merger that stockholders rejected in June 2013, along with the aforementioned loss on the bulk sale of non-performing assets, the adjusted net loss for 2013 was $4.0 million or $1.13 per diluted share.

•	Total loans (including portfolio loans, held-for-sale loans, and warehouse loans) increased to $488.1 million at December 31, 2014, and $394.1 million at December 31, 2013.

•	Nonperforming assets decreased 3% to $8.4 million or 1.20% of total assets at December 31, 2014, from $8.6 million or 1.17% of total assets at December 31, 2013.

•	Total assets declined to $706.5 million at December 31, 2014, compared with $733.6 million at December 31, 2013, primarily due to a planned reduction in higher cost certificates of deposit. Wholesale borrowings also were lower at the end of 2014.

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•	The Company's ratios of Tier 1 (core) capital to adjusted total assets and total risk-based capital to risk-weighted assets were 10.35% and 17.64%, respectively, and each ratio continued to exceed the levels – 9% and 13%, respectively – required by the Bank's Consent Order (the "Order") entered into with the Office of the Comptroller of the Currency (the "OCC") effective August 10, 2012.

Stephens added, "This was another strong quarter for Atlantic Coast, as interest income reached the highest level of the year despite an unrelenting low interest rate environment. In spite of these conditions, we were able to steadily expand our net interest margin in each quarter of 2014. Based on an outlook for ongoing growth in revenue, and with appropriate measures in place to control expenses, I believe we are poised for continued success in 2015."

Bank Regulatory Capital	At
Key Capital Measures	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013
Tier 1 (core) capital ratio (to adjusted total assets)	10.35%	10.17%	10.17%	10.13%	9.73%
Total risk-based capital ratio (to risk-weighted assets)	17.64%	17.83%	18.75%	19.74%	20.47%
Tier 1 (core) risk-based capital ratio (to risk-weighted assets)	16.38%	16.58%	17.49%	18.49%	19.22%

The decrease in total risk-based capital to risk-weighted assets and Tier 1 (core) risk-based capital to risk-weighted assets as of December 31, 2014, compared with those at December 31, 2013, was primarily due to an increase in risk-weighted assets as the Bank continued to shift its asset base to higher interest-earning loans with higher risk weighting, partially offset by an increase in the fair value of investment securities, which had a positive impact on equity and, therefore, on the capital ratios through accumulated other comprehensive income. The increase in Tier 1 (core) capital to adjusted total assets as of December 31, 2014, compared with those at December 31, 2013, was primarily due to a decrease in adjusted total assets, and an increase in the fair value of investment securities, which had a positive impact on equity and, therefore, on the capital ratio through accumulated other comprehensive income.

Credit Quality	At
	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2013
	(Dollars in millions)
Nonperforming loans	$4.5	$4.1	$4.0	$3.4	$3.4
Nonperforming loans to total portfolio loans	1.00%	0.95%	0.98%	0.85%	0.89%
Other real estate owned	$3.9	$5.3	$5.4	$5.5	$5.2
Nonperforming assets	$8.4	$9.4	$9.4	$8.9	$8.6
Nonperforming assets to total assets	1.20%	1.31%	1.33%	1.26%	1.17%
Troubled debt restructurings performing for less than 12 months under terms of modification	$13.8	$13.3	$13.1	$15.5	$15.2
Total nonperforming assets and troubled debt restructurings performing for less than 12 months under terms of modification	$22.2	$22.7	$22.5	$24.4	$23.8
Troubled debt restructurings performing for more than 12 months under terms of modification	$21.0	$24.4	$23.4	$19.1	$19.0

Overall, the Company has continued to see steady credit quality during the past 12 months as the pace of loans being reclassified to nonperforming and other real estate owned ("OREO") has stabilized. Nonperforming assets declined slightly at December 31, 2014, compared with December 31, 2013, as the disposition of OREO during 2014 exceeded increases in nonperforming loans and transfers to OREO during the same period.

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Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Year Ended
	Dec. 31, 2014	Sept. 30, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
	(Dollars in millions)
Provision for portfolio loan losses	$0.2	$0.3	$3.3	$1.3	$7.0
Adjusted provision for portfolio loan losses*	$0.2	$0.3	$1.0	$1.3	$4.7
Allowance for portfolio loan losses	$7.1	$7.2	$6.9	$7.1	$6.9
Allowance for portfolio loan losses to total portfolio loans	1.57%	1.68%	1.83%	1.57%	1.83%
Allowance for portfolio loan losses to nonperforming loans	156.71%	177.49%	205.44%	156.71%	205.44%
Net charge-offs	$0.3	$0.0	$5.9	$1.1	$11.0
Net charge-offs to average outstanding portfolio loans	0.31%	0.00%	6.13%	0. 27%	2.77%

_________________________

* This is a non-GAAP measure, see reconciliation of GAAP to non-GAAP financial measures at page 6 in this release.

The decline in the provision for portfolio loan losses in the fourth quarter and full year 2014 compared with the fourth quarter and full year 2013 reflected improving economic conditions, which have led to a decline in net charge-offs over the past 12 months, including a decline in early-stage delinquencies of one- to four-family residential and home equity loans. The increase in the allowance for portfolio loan losses at December 31, 2014, compared with the year-earlier period primarily reflected loan growth, which was due to an approximately equal mix of organic growth and loan purchases, partially offset by principal amortization and increased prepayments of one- to four-family residential mortgages and home equity loans. Management believes the allowance for portfolio loan losses as of December 31, 2014, is sufficient to absorb losses in portfolio loans as of the end of the year. The decline in net charge-offs for the fourth quarter and full year 2014 compared with the fourth quarter and full year 2013 reflected a decrease in charge-offs in all of the Company's loan categories, with the most significant decreases in the fourth quarter of 2014 and the full year 2014 attributable to one- to-four family residential loans, home equity loans, commercial real estate loans, commercial business loans and manufactured home loans.

Net Interest Income	Three Months Ended			Year Ended
	Dec. 31, 2014	Sept. 30, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
	(Dollars in millions)
Net interest income	$4.6	$4.5	$3.8	$17.6	$16.1
Net interest margin	2.73%	2.69%	2.23%	2.61%	2.31%
Yield on investment securities	2.01%	1.93%	1.90%	2.00%	1.56%
Yield on loans	5.15%	5.44%	5.82%	5.47%	5.83%
Total cost of funds	1.60%	1.64%	1.84%	1.65%	1.83%
Average cost of deposits	0.54%	0.54%	0.62%	0.55%	0.67%
Rates paid on borrowed funds	4.02%	4.15%	4.67%	4.27%	4.63%

The increase in net interest margin during the fourth quarter and full year 2014 compared with the fourth quarter and full year 2013 was primarily due to an increase in higher-margin interest-earning assets outstanding, as the Company redeployed excess liquidity to grow its portfolio loans, held-for-sale loans, and warehouse loans. Additionally, the Company benefitted from an increase in noninterest-bearing deposits, and the maturity of high-cost repurchase agreements. Throughout 2013, prior to completing a capital raise in December 2013, the Company attempted to preserve capital, a plan that included limiting its investments in portfolio loans.

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Noninterest Income / Noninterest Expense / Income Tax Expense	Three Months Ended			Year Ended
	Dec. 31, 2014	Sept. 30, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
	(Dollars in millions)
Noninterest income	$1.6	$1.8	$1.3	$6.4	$6.3
Noninterest expense	$5.8	$5.5	$8.7	$21.5	$26.8
Adjusted noninterest expense*	$5.8	$5.5	$5.0	$21.5	$21.8
Efficiency ratio	93.66%	86.17%	170.23%	89.22%	119.49%
Adjusted efficiency ratio*	93.66%	86.17%	96.80%	89.22%	97.00%
Income tax (benefit) expense	$(0.3)	$0.2	$0.0	$0.0	$0.0

_________________________

* This is a non-GAAP measure, see reconciliation of GAAP to non-GAAP financial measures at page 6 in this release.

The increase in noninterest income during the fourth quarter of 2014 compared with the fourth quarter of 2013, as well as the increase in noninterest income during the full year 2014 compared with the full year 2013, primarily reflected higher gains on loans held-for-sale and higher gains on sales of securities available-for-sale. The increase in noninterest income during the full year 2014 was partially offset by a decrease in service charges and fees, and a decrease in commission income.

The increase in adjusted noninterest expense during the fourth quarter of 2014 compared with the fourth quarter of 2013 primarily reflected the addition of approximately 40 employees in various areas of the Company throughout the year, including branch operations and lending, to enhance customer service and promote loan and deposit growth. The Company believes it is now adequately staffed for its current business needs and anticipates little, if any, further additions to its current employee headcount in the near future. The increase in adjusted noninterest expense during the fourth quarter of 2014 compared with the third quarter of 2014 primarily reflected the full salary impact of employees that were added during the third quarter of 2014.

The decrease in adjusted noninterest expense for the full year 2014 compared with the full year 2013 primarily reflected a decrease in FDIC insurance costs, collection expenses, D&O insurance costs, and taxes, which were partially offset by an increase in compensation and benefits related to the Company's higher headcount. Because of the Company's strengthened capital position, the Company expects its risk-related operating expenses, including, but not limited to, OCC assessments, FDIC insurance costs, accounting costs, foreclosed asset and collection expenses, and D&O insurance costs, will continue to decline in 2015.

During the first nine months of 2014, the Company recorded income tax expense based on an expected rate applied to the anticipated taxable income. Late in 2014 Congress passed the Extenders bill, which extended the deduction for bonus depreciation and Section 179 immediate expensing through December 31, 2014. As a result of this change in the law, the Company was able to estimate an increased deduction for bonus depreciation that reduced taxable income sufficiently to eliminate the previously recorded tax expense of $0.2 million.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

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Forward-looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally are identifiable by the use of forward-looking terminology such as "believe," "expects," "may," " will," "should," "plan," "intend," "on condition," "target," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects. Moreover, forward-looking statements in this release include, but are not limited to, those relating to: the ability to capitalize on growth opportunities and improving economic conditions; the ability to take full advantage of opportunities presented; the continued growth and profitability of the Bank; the allowance for portfolio loan losses being sufficient to absorb losses in respect of portfolio loans; expectations regarding being adequately staffed for current business needs; the ability to make further additions to current employee headcount as necessary; and the ability to reduce risk-related operating expenses. The Company's consolidated financial results and the forward-looking statements could be affected by many factors, including but not limited to: general economic trends and changes in interest rates; increased competition; changes in demand for financial services; the state of the banking industry generally; uncertainties associated with newly developed or acquired operations; and market disruptions. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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ACFC Reports Fourth Quarter Results

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ATLANTIC COAST FINANCIAL CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

To supplement our consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of adjusted provision for portfolio loans losses, adjusted noninterest expense, adjusted net income (loss), adjusted income (loss) per diluted share, and adjusted efficiency ratio. Our management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and performance. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

	Three Months Ended			Year Ended
	Dec. 31, 2014	Sept. 30, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Provision for portfolio loan losses as reported	$200	$266	$3,287	$1,266	$7,026
Less merger-related costs	—	—	—	—	—
Less incremental provision related to the bulk sale	—	—	2,337	—	2,337
Less other write-down of OREO	—	—	—	—	—
Adjusted provision for portfolio loan losses	$200	$266	$950	$1,266	$4,689

Noninterest expense as reported	$5,810	$5,458	$8,719	$21,469	$26,849
Less merger-related costs	—	—	—	—	1,294
Less loss on sale of OREO related to the bulk sale	—	—	1,602	—	1,602
Less other write-down of OREO	—	—	2,159	—	2,159
Adjusted noninterest expense	$5,810	$5,458	$4,958	$21,469	$21,794

Net income (loss) as reported	$443	$453	$(6,884)	$1,327	$(11,406)
Less merger-related costs	—	—	—	—	1,294
Less incremental provision and loss on sale of OREO related to the bulk sale	—	—	3,939	—	3,939
Less other write-down of OREO	—	—	2,159	—	2,159
Adjusted net income (loss)	$443	$453	$(786)	$1,327	$(4,014)

Income (loss) per diluted share as reported	$0.03	$0.03	$(1.05)	$0.09	$(3.23)
Less merger-related costs	—	—	—	—	0.37
Less incremental provision and loss on sale of OREO related to the bulk sale	—	—	0.60	—	1.12
Less other write-down of OREO	—	—	0.33	—	0.61
Adjusted income (loss) per diluted share	$0.03	$0.03	$(0.12)	$0.09	$(1.13)

Efficiency ratio as reported	93.66%	86.17%	170.23%	89.22%	119.49%
Less merger-related costs	—	—	—	—	5.76%
Less incremental provision and loss on sale of OREO related to the bulk sale	—	—	31.28%	—	7.13%
Less other write-down of OREO	—	—	42.15%	—	9.61%
Adjusted efficiency ratio	93.66%	86.17%	96.80%	89.22%	97.00%

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ACFC Reports Fourth Quarter Results

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ATLANTIC COAST FINANCIAL CORPORATION

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	Dec. 31, 2014	Sept. 30, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Interest and dividend income:
Loans, including fees	$6,260	$6,160	$5,945	$24,200	$25,905
Securities and interest-earning deposits in other financial institutions	902	957	955	3,935	2,931
Total interest and dividend income	7,162	7,117	6,900	28,135	28,836

Interest expense:
Deposits	597	601	734	2,489	3,308
Securities sold under agreements to repurchase	836	836	1,209	3,474	4,591
Federal Home Loan Bank advances	1,113	1,157	1,156	4,549	4,796
Total interest expense	2,546	2,594	3,099	10,512	12,695

Net interest income	4,616	4,523	3,801	17,623	16,141
Provision for portfolio loan losses	200	266	3,287	1,266	7,026
Net interest income after provision for portfolio loan losses	4,416	4,257	514	16,357	9,115

Noninterest income:
Service charges and fees	710	759	721	2,786	2,988
Gain on sale of loans held-for-sale	133	238	(40)	864	692
Gain on sale of securities available-for-sale	123	75	—	205	—
Bank owned life insurance earnings	119	118	92	446	380
Interchange fees	372	388	388	1,521	1,571
Other	130	233	160	617	697
Noninterest income	1,587	1,811	1,321	6,439	6,328

Noninterest expense:
Compensation and benefits	2,891	2,771	2,052	10,582	8,382
Occupancy and equipment	459	493	456	1,935	1,905
FDIC insurance premiums	232	232	401	1,206	1,671
Foreclosed assets, net	211	15	3,672	245	3,609
Data processing	400	378	304	1,436	1,430
Outside professional services	518	386	394	1,692	2,663
Collection expense and repossessed asset losses	106	130	332	530	2,337
Other	993	1,053	1,108	3,843	4,852
Noninterest expense	5,810	5,458	8,719	21,469	26,849

Income (loss) before income tax expense	193	610	(6,884)	1,327	(11,406)
Income tax (benefit) expense	(250)	157	—	—	—
Net income (loss)	$443	$453	$(6,884)	$1,327	$(11,406)

Net income (loss) per basic and diluted share	$0.03	$0.03	$(1.05)	$0.09	$(3.23)

Basic and diluted weighted average shares outstanding	15,393	15,392	6,566	15,392	3,528

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ATLANTIC COAST FINANCIAL CORPORATION

Balance Sheets (Unaudited)

(Dollars in thousands)

	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013
ASSETS
Cash and due from financial institutions	$2,974	$6,934	$2,889
Short-term interest-earning deposits	19,424	17,977	111,305
Total cash and cash equivalents	22,398	24,911	114,194
Investment securities:
Securities available-for-sale	118,699	166,076	159,732
Securities held-to-maturity	17,919	18,334	19,266
Total investment securities	136,618	184,410	178,998
Portfolio loans, net of allowance of $7,107, $7,247 and $6,946, respectively	446,870	423,545	371,956
Other loans:
Held-for-sale	7,219	7,194	1,656
Warehouse	33,972	26,976	20,523
Total other loans	41,191	34,170	22,179

Federal Home Loan Bank stock, at cost	6,257	6,707	5,879
Land, premises and equipment, net	14,505	14,497	14,253
Bank owned life insurance	16,590	16,471	16,143
Other real estate owned	3,908	5,285	5,225
Accrued interest receivable	1,924	1,938	1,826
Other assets	16,237	2,006	2,980
Total assets	$706,498	$713,940	$733,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$41,283	$42,175	$34,782
Interest-bearing demand	65,718	66,744	68,954
Savings and money markets	171,657	170,571	172,552
Time	162,122	158,940	183,810
Total deposits	440,780	438,430	460,098
Securities sold under agreements to purchase	66,300	66,300	92,800
Federal Home Loan Bank advances	123,667	134,333	110,000
Accrued expenses and other liabilities	3,415	4,392	5,210
Total liabilities	634,162	643,455	668,108

Common stock, additional paid-in capital, retained deficit, and other equity	74,345	73,890	73,084
Accumulated other comprehensive income (loss)	(2,009)	(3,405)	(7,559)
Total stockholders' equity	72,336	70,485	65,525
Total liabilities and stockholders' equity	$706,498	$713,940	$733,633

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ACFC Reports Fourth Quarter Results

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ATLANTIC COAST FINANCIAL CORPORATION

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	At and for the Three Months Ended Dec. 31,		At and for the Year Ended Dec. 31,
	2014	2013	2014	2013
Interest rate
Net interest spread	2.52%	2.08%	2.41%	2.18%
Net interest margin	2.73%	2.23%	2.61%	2.31%

Average balances
Portfolio loans receivable, net	$443,943	$382,349	$412,318	$397,121
Total interest-earning assets	677,067	682,814	675,011	699,513
Total assets	713,504	721,310	712,421	737,525
Deposits	443,311	469,900	449,499	492,265
Total interest-bearing liabilities	592,989	634,157	595,816	652,870
Total liabilities	641,207	677,291	642,142	700,061
Stockholders' equity	72,297	44,019	70,279	37,464

Performance ratios (annualized)
Return on average total assets	0.25%	-3.82%	0.19%	-1.55%
Return on average stockholders' equity	2.45%	-62.55%	1.89%	-30.45%
Ratio of operating expenses to average total assets	3.26%	4.84%	3.01%	3.64%
Efficiency ratio*	93.66%	170.23%	89.22%	119.49%

Credit and liquidity ratios
Nonperforming loans	$4,535	$3,381	$4,535	$3,381
Foreclosed assets	3,908	5,225	3,908	5,225
Impaired loans	35,891	34,459	35,891	34,459
Nonperforming assets to total assets	1.20%	1.17%	1.20%	1.17%
Nonperforming loans to total portfolio loans	1.00%	0.89%	1.00%	0.89%
Allowance for loan losses to nonperforming loans	156.71%	205.44%	156.71%	205.44%
Allowance for loan losses to total portfolio loans	1.57%	1.83%	1.57%	1.83%
Net charge-offs to average outstanding portfolio loans (annualized)	0.31%	6.13%	0.27%	2.77%
Ratio of gross portfolio loans to total deposits	102.99%	82.35%	102.99%	82.35%

Capital ratios
Tangible stockholders' equity to tangible assets**	10.24%	8.93%	10.24%	8.93%
Average stockholders' equity to average total assets	10.13%	6.10%	9.86%	5.08%

_________________________

* The efficiency ratio is a measure of the Bank’s overhead as a percentage of revenue.

** Non-GAAP financial measure. Because the Company does not currently have any intangible assets, tangible stockholders’ equity is equal to stockholders’ equity and tangible assets is equal to assets. Accordingly, no reconciliation is required for either measure.

-END-